Exhibit 10.3

[LOGO]

INFORMATION TECHNOLOGY INC.

PRODUCT LICENSE AGREEMENT

Agreement made between Information Technology, Inc. (the “Vendor”), and the “Customer” identified below.

I.                                         LICENSED PRODUCT

                1.1  LICENSE.  Vendor grants to Customer and Customer accepts from Vendor a nonexclusive and nontransferable license to use the products identified in Appendix A (the “Product”) under the terms set forth in this agreement.  The license herein granted shall commence upon the date of delivery of the Product and shall remain in effect for so long as Vendor’s warranties set forth in Article V remain in effect.

                1.2  PROPRIETARY NATURE OF PRODUCT AND TITLE.  The Product and any operations manuals, instructions, and other documents or written materials provided to Customer as instruction in the use of the Product (the “Documentation”) are acknowledged by Customer to be and contain Vendor’s proprietary information and trade secrets, whether or not any portion thereof is or may be validly copyrighted or patented, acknowledged to be protected by civil and criminal law, and acknowledged to be of great value to Vendor.  Except as specifically licensed under this agreement, title and all ownership rights to the Product and the Documentation remain with Vendor.  Customer shall retain or affix such evidences of ownership and proprietary notices as Vendor may reasonably request.  This paragraph shall survive the term or termination of this agreement.

                1.3  USE OF PRODUCT.  The Product may be used only for, by and on behalf of Customer and only in connection with Customer’s business operations.  This license is granted only for use at the single location identified in Appendix A, and upon a single computer system (CPU) as identified in Appendix A and may not be used upon any other computer or at any other location except as provided under Paragraph 1.4.

                1.4  BACKUP AND EMERGENCY USE.  In the event Customer is unable to use the Product at the location identified in Appendix A due to an emergency, or to test emergency procedures, Vendor grants to Customer the right to use the Product at a location other than the location defined in Appendix A.  Any such use shall be subject to all other restrictions of this agreement and shall continue only so long as the condition giving rise to such use continues.  Prior to commencing such use, if possible, and in any event within forty-eight (48) hours of such use, Customer shall give Vendor written notice of the circumstance, location and the expected length of such use.  Failure to give notice shall nullity Customer’s right of emergency use, as herein granted.

                1.5  ASSIGNMENT.  Customer rights under this agreement and in and to the Product may not be assigned, licensed, sublicensed, pledged, or otherwise transferred voluntarily, by operation of law or otherwise without Vendor’s prior written consent, and any such prohibited assignment shall be null and void.

II.                                     CONSIDERATION

                2.1  LICENSE FEE.  In consideration of the license of the Product granted under this agreement, Customer shall pay to Vendor the license fee specified in Appendix A.  Such license fee does not include, except as expressly provided in this agreement or Appendix A hereto, installation or maintenance of the Product, data base conversion, media, transportation charges, or taxes, all of which costs and taxes shall be the obligation of Customer.

                2.2  MANNER OF PAYMENT.  The license fee listed in Appendix A shall be payable in the following manner:

(A) A percentage of the license fee, as specified in Appendix A, upon execution of this license agreement by Customer.

(B) The balance, including any applicable taxes, upon delivery of the Product by Vendor to Customer.

Invoices respecting the license fee shall be rendered in accordance with the above payment schedule and are payable to Vendor at Vendor’s address set forth below within ten (10) days of receipt.

                2.3  TAXES.  In addition to the license fee payable hereunder, Customer shall pay all taxes (including, without limitation, sales, use, privilege, ad valorem or excise taxes) and customs duties paid or now or hereafter payable, however designated, levied or based on amounts payable to Vendor hereunder or on Customer’s use or possession of the Product under this agreement, or upon the presence of the Product at the location identified in Appendix A, but exclusive of federal, state and local taxes based on Vendor’s net income.  Customer shall not deduct from payments to Vendor any amounts paid or payable to third parties for customs duties or taxes, however designated.

                2.4  CURRENCY.  The purchase price and any other charges arising under this agreement shall be invoiced and be payable in U.S. Dollars.

                2.5  LATE PAYMENT.  Customer shall pay a late payment charge of one and one-half percent (1 1/2%) per month, or the maximum late payment charge permitted by applicable law, whichever is less, on any amount payable by Customer under this Agreement and not paid when due.  Said late payment charge shall be applied for each calendar month (or fraction thereof) that such payment is not made following its due date.

                2.6  SECURITY.  Vendor reserves and Customer grants to Vendor a security interest in the rights of Customer for the use of the Product and in the Documentation as security for the performance by Customer of its obligations hereunder including, but not limited to, payment of the license fee set forth in Appendix A.  A copy of this agreement may be filed in appropriate filing offices at any time after signature by Customer as a financing statement or Vendor may require and Customer shall execute a separate financing statement for purposes of perfecting Vendor’s security interest granted pursuant to the provisions of this paragraph.

III.                                 DELIVERY, TRAINING AND OPERATION

                3.1  DELIVERY.  Vendor shall deliver the Product and Customer shall accept delivery of the Product at Customer’s address set forth below.  Unless delayed, as hereinafter provided for, delivery shall be completed within one (1) year of the date accepted by Vendor.

                3.2  DELIVERY DELAYS.  In the event Customer requests delay of delivery, Vendor shall not obligated to effect delivery of the Product except upon thirty (30) days written notice by Customer to Vendor.  If delay in delivery is due to any cause beyond the control of Vendor, the date upon which delivery is to be completed shall be extended by the number of days of such delay.

                3.3  TRAINING.  Classes in the operation of the Product are available at the offices to Vendor on a regularly scheduled basis at Vendor’s normal rates with respect thereto.  All travel, meal and lodging expenses of Customer in connection with such training shall be borne by Customer.  On-site training or assistance will be available solely at Vendor’s discretion and will be charged to Customer at Vendor’s normal rates together with reasonable expenses for travel, meals, lodging and local transportation.

                3.4  ASSISTANCE BY CUSTOMER.  Customer shall provide reasonable assistance and cooperation to Vendor in preparation of the Product and the delivery or installation thereof.  Such assistance and cooperation shall include, as appropriate, reasonable access to Customer’s facility and to Customer’s records, as necessary.

                3.5  DOCUMENTATION.  Operations manuals in respect to the Product will be delivered to Customer prior to or contemporaneously with the delivery of the Product.

                3.6  RISK OF LOSS.  If the Product or the Documentation is lost or damaged, in whole or in part, during shipment, Vendor will replace said Product or Documentation at no additional charge to Customer.  Upon delivery in good condition of the Product and the Documentation, Customer shall be responsible therefor and bear the risk of loss for said Product and Documentation.

3.7.INSTALLATION ASSISTANCE Vendor may, at its sole discretion, assist Customer in any required installation of the Product at Vendor’s normal charges for such assistance, Expenses, including but not limited to computer time, travel, meals, lodging and local transportation incurred in connection therewith, shall be borne by Customer.  In no event shall Vendor be liable to Customer for loss of profits, consequential, incidental, indirect or special damages arising from Vendor’s efforts to assist in such installation. Vendor agrees to treat Customer’s confidential business with the same security as it would its own.

3.8.OPERATION.  Customer acknowledges and agrees that it is exclusively responsible for the operation, supervision, man- agreement and control of the Product, including, but not limited to, providing adequate training for its personnel, instituting appropriate security procedures, and implementing reasonable procedures to examine and verify all output before use.  Vendor shall have no responsibility or liability for Customer’s selection or use of the Product or any associated equipment.

3.9 CUSTOMER OBLIGATIONS.  In order to maintain the continuing integrity and proper operation of the Product, Customer agrees to implement, in the manner instructed by Vendor, each error correction and each enhancement and improvement provided to Customer by Vendor. Customer’s failure to do so shall relieve Vendor or any responsibility or liability whatsoever for any failure or malfunction of the Product as modified by a subsequent correction or improvement, but in no such event shall Customer be relieved of the responsibility for payment of fees and charges otherwise properly invoiced during the term hereof.  If requested by Vendor, Customer agrees to provide written documentation and details to Vendor to substantiate problems and to assist Vendor in the identification and detection of problems, errors and malfunctions; and Customer agrees that Vendor shall have no obligation or liability for said problems until it has received such documentation and details from Customer.

IV. VENDOR’S PROPRIETARY RIGHTS

4.1.NON-DISCLOSURE.  Customer shall take all reasonable steps necessary to ensure that neither the Product nor the Documentation, nor any portion thereof, on magnetic tape or disk or in any other form, is made available or disclosed by Customer or any of its agents or employees to any other person, firm or corporation. Customer may disclose relevant aspects of the Product and Documentation to its employees and agents to the extent such disclosure is reasonably necessary to Customer’s use of the Product, provided, however, Customer agrees that it will cause all persons permitted such access to the Product and the Documentation to observe and perform the foregoing non-disclosure covenant, and that it will advise Vendor of the procedures employed for this purpose.  Customer shall hold Vendor harmless against any loss, cost, expense, claim or liability, including reasonable attorney’s fees, resulting from Customer’s breach of this non-disclosure obligation. This paragraph shall survive the term or termination of this agreement.

4.2 COPIES.  Customer agrees that while the Product and the Documentation are in its custody and possession, it will not (a) copy or duplicate or permit anyone else to copy or duplicate any of the Product, Documentation or information furnished by Vendor, or (b) create or attempt to create, or permit others to create or attempt to create, by reverse engineering or otherwise, the Product, the Documentation or other information made available under this agreement or otherwise, (whether oral, written, tangible or intangible).  Notwithstanding the foregoing, Customer may make land retain two (2) copies of the Product, including all enhancements and changes hereto, only for use in emergencies or to test emergency procedures land may copy for its own use and at its own expense the Documentation, but shall advise Vendor of the specific item copied, the number of copies made and their distribution.  The original and any copies in whole or in part of the Product or Documentation which are made pursuant to this provision shall be the exclusive property of Vendor and shall be fully subject to the provisions of this agreement. Customer agrees to retain or place Vendor’s proprietary notice on any copies or partial copies made pursuant to this provision.

4.3 UNAUTHORIZED ACTS.  Customer agrees to notify Vendor immediately of the unauthorized possession, use, or knowledge of the Product. Documentation or any information made available to Customer pursuant to this agreement, by any person or organization not authorized by this agreement to have such possession, use or knowledge.  Customer will, thereafter, fully cooperate with Vendor in the protection and redress of Vendor’s proprietary rights.  Customer’s compliance with this paragraph shall not, however, be construed in any way as a waiver of Vendor’s rights against Customer for Customer’s negligent or intentional harm to Vendor’s proprietary rights, or for breach of Vendor’s contractual rights.

4.4.INSPECTION.  To assist Vendor in the protection of its proprietary rights, Customer shall permit representatives of Vendor to inspect the Product and Documentation and their use, including inspection of any location in which they are being used or kept at all reasonable times.

4.5.INJUNCTIVE RELIEF.  If Customer attempts to use, copy, license, sublicense, sell or otherwise convey or to disclose the Product or Documentation, in any manner contrary to the terms of this agreement or in derogation of Vendor’s proprietary rights, whether such rights are explicitly herein stated, determined by law or otherwise, Vendor shall have, in addition to any other remedies available to it, the right to injunctive relief enjoining such actions, Customer hereby acknowledging that other remedies are inadequate.

V. MAINTENANCE, ENHANCEMENTS AND WARRANTIES

5.1.PRODUCT WARRANTY.  Vendor warrants that at delivery, the Product will perform in accordance with the then current Documentation provided customer, and further warrants that it has the right to authorize the use of the Product under this agreement. Vendor’s obligation and liability under this paragraph shall, however, be limited to the replacement and correction of the Product so that it will so perform, or to obtaining any authorization necessary to make effective the grant of license to Customer of the use of the Product.

5.2.PATENT INFRINGEMENTS. Vendor shall hold harmless and defend Customer from any claim or any suit based on any claim that the use of the Product by Customer under this agreement infringes on any patent, copyright, trademark, or other proprietary right of any third party, provided that Customer gives Vendor prompt and written notice of any such claim or suit and permits Vendor to control the defense thereof.

5.3.WARRANTY DISCLAIMER.  THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES AND NO OTHER WARRANTY IS EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY LAND FITNESS FOR A PARTICULAR PURPOSE.

5.4.RENEWAL OF WARRANTIES.  Unless sooner terminated pursuant to the provisions of paragraph 5.6, the warranties granted by paragraphs 5.1 and 5.2 (subject, however, to all limitations and disclaimers contained within this agreement) and the right to any enhancements or corrections developed by Vendor under paragraph 5.5, shall be subject to extension for successive one-year warranty periods commencing on the date of the delivery of the Product.  Each one year extension (the “Warranty Period”) shall be deemed to automatically occur unless notice is given by either Customer or Vendor of an election not to so extend, such notice to be given on or prior to the sixtieth (60th) day preceding the Warranty Period. Any such extension shall in no event be effective unless Customer shall have paid to Vendor on or prior to the beginning of the Warranty Period its then current annual maintenance fee.

5.5.ENHANCEMENTS AND CHANGES.  Vendor shall provide Customer with all enhancements and changes to the Product designed or developed by Vendor and released to its other customers during the Warranty Period.  Any change or enhancement to the Product, whether developed or designed by Vendor or by Customer shall be and remain the property of Vendor, provided, however, that Customer shall be entitled to a perpetual license without additional license fee of any enhancements or corrections developed by Customer.  Vendor reserves the right to make changes in operating procedures, program language, file structures, access techniques, general purpose programs, data storage requirements, input and output formats, report formats, types of hardware supported, throughout, and other related programming and documentation improvements required to maintain the Product current. As part of these services, Vendor will provide Customer the changes with written instructions concerning implementation.  It is understood and agreed that Vendor provision of improvements and enhancements under this paragraph does not include providing to Customer new product which may result from rewriting the Product.  Vendor alone shall determine whether the work product of Vendor constitutes new product as a result of a complete rewrite (which is not provided to Customer hereunder) or an improvement or enhancement of the Product (which will be provided to Customer).

5.6 TERMINATION OF WARRANTIES.  The warranties expressed in paragraphs 5.1 and 5.2 and Customer’s rights under paragraph 5.5 shall immediately terminate if the Product is revised, changed, enhanced, modified or maintained by any one other than Vendor without the prior specific direction or written approval of Vendor.

5.7. LIMITATION OF LIABILITY.  Customer expressly agrees that Vendor’s responsibilities in the event of its breach of the warranties contained in paragraphs 5.1 and 5.2 are as set forth in said paragraphs.  Vendor’s liability for damages, including but not limited to liability for patent or copyright infringement, regardless of the form of action, shall not exceed the license fee set forth in Appendix A to this agreement and shall arise only if the remedies provided in paragraphs 5.1 and 5.2 are not fulfilled by Vendor.  Customer further agrees that Vendor will not be liable for any lost profits, or for any claim or demand against Customer by any other party, except a claim for patent or copyright infringement as provided herein.  IN NO EVENT WILL VENDOR BE LIABLE FOR CONSEQUENTIAL DAMAGES EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  No action, regardless of form, arising out of this agreement, may be brought by either party more than one (1) year after the cause of action has accrued, except that an action for non-payment may be brought within one (1) year after the date of the last payment.  No action by Vendor for wrongful disclosure or use of the Product or Documentation shall be deemed to have accrued until Vendor receives actual notice of such wrongful disclosure or use.

THE CUSTOMER’S REMEDIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE.

VI. DEFAULT

6.1 TERMINATION.  Vendor may terminate this agreement and the license granted hereunder in the event of a default by Customer unless Customer shall have cured the event of default, as hereinafter defined, within twenty (20) days after notice of such event of default given by Vendor to Customer.  This agreement and the license granted hereunder shall automatically terminate if’Vendor’s warranties are not renewed as contemplated in paragraph 5.4 hereof.  Upon any termination of this agreement, Customer shall deliver to Vendor the Product, the Documentation and all copies thereof and shall warrant in writing that all copies have been returned to Vendor or destroyed.

6.2 EVENTS OF DEFAULT.  An event of default is definedas any of the following:

(A) Customer’s failure to pay any amounts required to be paid to Vendor under this agreement on a timely basis;

(B) Any attempt (i) to assign, sell, mortgage, lease, sublease, license, sublicense or otherwise convey, (ii) to grant any interest in, right of use of, or access to, or (iii) to otherwise disclose the Product or the Documentation, except, in any such case, as herein expressly permitted or as consented to in writing by the Vendor;

(C) Causing or permitting any encumbrance, of any nature whatsoever to attach to Customer’s interest in the Product in favor of any person or entity other than Vendor;

(D) The entry of any order for relief under any provision of the federal bankruptcy code in any bankruptcy proceedings initiated by or against Customer; or

(E) Customer’s breach of any of the terms or conditions of this agreement.

6.3 DAMAGES.  Upon the occurrence of an event of default without cure within the period of time above-provided, all license or other fees payable to Vendor under this agreement shall without notice or demand by Vendor become immediately due and payable as liquidated damages.  This provision for liquidated damages shall not be regarded as a waiver by Vendor of any other rights to which it may be entitled in the event of Customer’s default, but rather, suchremedy shall be an addition to any other remedy lawfully available to Vendor.

VII. GENERAL

7.1. TITLES.  Titles and paragraph headings are reference purposes only and are not to be considered a part of this agreement.

7.2. FORCE MAJEURE.  No party shall be liable for delay in performance hereunder due to causes beyond its control, including but not limited to acts of God, fires, strikes, delinquencies of suppliers, acts of war or intervention by any governmental authority, and each party shall take steps to minimize any such delay.

7.3. WAIVER.  No waiver of any breach of any provision of this agreement shall constitute a waiter of any prior, concurrent or subsequent breach of the same or any other provisions hereof and no waiver shall be effective unless made in writing and signed by an authorized representative of the party to be charged therewith.

7.4. SEVERABILITY.  In the event that any provision of this agreement shall be illegal or otherwise unenforceable, such provision shall be severed from this agreement and the entire agreement shall not fail on account thereof, the balance of the agreement continuing in full force and effect.

7.5 NOTICES.  Any notice which either party hereto is required or permitted to give hereunder shall be addressed to the party to be charged therewith at the address set forth below and shall be given by certified by registered mail.  Any such notice shall be deemed given on the date of deposit in the mail.

7.6 ENTIRE AGREEMENT.  THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT,UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS.  THE PARTIES FURTHER AGREE THAT THIS AGREEMENT AND ANY MODIFICATIONS MADE PURSUANT TO IT CONSTITUTE THE COMPLETE AND EXCLUSIVE WRITTEN EXPRESSION OF THE TERMS OF THE AGREEMENT BETWEEN THE PARTIES, AND SUPERSEDE ALL PRIOR OR CONTEMPORANEOUS PROPOSALS, ORAL OR WRITTEN, UNDERSTANDINGS, REPRESENTATIONS, CONDITIONS, WARRANTIES, COVENANTS, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THE PARTIES FURTHER AGREE THAT THIS AGREEMENT MAY NOT IN ANY WAY BE EXPLAINED OR SUPPLEMENTED BY A PRIOR OR EXISTING COURSE OF DEALINGS BETWEEN THE PARTIES, BY ANY USAGE OF TRADE OR CUSTOM, OR BY ANY PRIOR PERFORMANCE BETWEEN THE PARTIES PURSUANT TO THIS AGREEMENT OR OTHERWISE.  IN THE EVENT CUSTOMER ISSUES A PURCHASE ORDER OR OTHER INSTRUMENT COVERING THE SERVICES OR DOCUMENTATION HEREIN SPECIFIED, IT IS UNDERSTOOD AND AGREED THAT SUCH PURCHASE ORDER OR OTHER INSTRUMENT IS FOR CUSTOMER’S INTERNAL USE AND PURPOSES ONLY AND SHALL IN NO WAY AFFECT ANY OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

7.7 GOVERNING LAW.  This agreement is accepted in the State of Nebraska, and shall be enforced in accordance with and governed by the laws of the State of Nebraska.

7.8 CHOICE OF FORUM.  Any action arising out of or related to this agreement or the transaction herein described, whether at law or in equity, may be instituted in and litigated in the state or federal courts of the State of Nebraska.  In accordance herewith, the parties hereto submit to the jurisdiction of the courts of said state.  Any party being not a resident of Nebraska at the time of suit hereby appoints’ the Secretary of State of Nebraska as its agent for receipt of service of process.

7.9 ATTORNEY’S FEES.  In the event that any action or proceeding is brought in connection with this agreement the prevailing party therein shall be entitled to recover its costs and reasonable attorney’s fees.

7.10 EFFECTIVE DATE.  This agreement shall be effective on the date accepted and executed by an authorized representative’ of Vendor.

CUSTOMER:		VENDOR:
FEATHER RIVER STATE BANK		INFORMATION TECHNOLOGY, INC.

Signature:	Martha Cassi	Signature:	Michael K. Young

Name:	Martha Cassi	Name:	Michael K. Young

Title:	Vice President	Title:	Executive Vice President

Address:	1005 Stafford Way	Address:	1345 Old Cheney Road
	Yuba City, CA 95991		Lincoln, NE 68512

Date	3-5-98	Date Accepted:	March 16, 1998

APPENDIX A

DUE UPON EXECUTION:	30%	LOCATION WHERE THE PRODUCT(S) WILL BE USED
COMPUTER SYSTEM(CPU):	NX4221-21 (A151)
	*under 48,000 accounts	Feather River State Bank
		1227 Bridge Street, Ste. C
		Yuba City, CA 95991

PRODUCT(S) AND LICENSE FEE(S):

106-102	DP1000/1800 Item Processing Module	$8,012
108-108	DP1000/1800 Bulk Filing Module Interface	3,723
109-001	DP1000/1800 Directed Fine Sort Module	7,162
	SUBTOTAL:	$18,897

	LESS: Prior System Credit	(17,812)
	TOTAL:	$1,085

* Accounts being defined as the total of all accounts (open or closed) for demand deposit, demand deposit loan, savings, time savings, IRA, certificate of deposit, and loan accounts, whether processed or not by Customer, for the institutions being serviced by Vendor’s software listed in Appendix A.